EXHIBIT 5.1

[LETTERHEAD OF PEABODY ENERGY CORPORATION]

March 24, 2005

Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826

Re:	1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy Corporation
Peabody Energy Corporation Employee Stock Purchase Plan (As Amended)
Peabody Energy Corporation Long-Term Equity Incentive Plan
Peabody Energy Corporation Equity Incentive Plan for Non-Employee Directors

Ladies and Gentlemen:

     I am General Counsel and Secretary of Peabody Energy Corporation, a Delaware corporation (the “Company”), and am giving this opinion in connection with a Post-Effective Amendment (the “Amendment”) to certain of the Company’s Registration Statements on Form S-8 (Nos. 333-61406, 333-105455, and 333-105456) (the “Registration Statements”) being filed under the Securities Act of 1933, as amended (the “Act”) on March 24, 2005 relating to a one hundred percent increase in the number of shares of common stock, $0.01 par value, of the Company (the “Shares”), issuable under the equity-based compensation plans of the Company (the “Plans”) covered by such Registration Statements as a result of the Company’s two-for-one stock split effected in the form of a stock dividend payable on March 30, 2005 to shareholders of records on March 16, 2005.

     In connection herewith I have examined the Amendment, originals or copies, certified or otherwise identified to my satisfaction, of the Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and I have made certain legal and factual inquiries, as I deemed necessary or appropriate to render the opinions hereinafter expressed. In my examination of the foregoing, I assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I relied without independent investigation as to matters of fact upon statements and certificates of appropriate officers and representatives of the Company.

     Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, and upon my review of applicable statutes and case law, I am of the opinion that:

1.	The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

2.	The Shares have been duly authorized and, when issued and sold by the Company in accordance with the Plans, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein are rendered solely for your benefit in accordance with the subject transaction and are not to be otherwise used, circulated, quoted or referred to without my prior written consent. The opinions reflect only the application of the Federal laws of the United States and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

     I do not give any opinions except as set forth above. I hereby consent to the inclusion of my opinion as Exhibit 5.1 to the Amendment. I also consent to your filing copies of this opinion letter as an exhibit to the Amendment with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jeffrey L. Klinger

Jeffery L. Klinger
General Counsel
and Secretary